Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com
United Rentals Announces Second Quarter 2021 Results
and Raises 2021 Guidance
STAMFORD, Conn. – July 28, 2021 – United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter of 2021 and raised its full-year 2021 guidance.

Second Quarter 2021 Highlights
•Total revenue of $2.287 billion, including rental revenue1 of $1.951 billion.
•Fleet productivity2 increased 17.8% year-over-year; fleet productivity improved by over 1,800 basis points sequentially, driven primarily by better fleet absorption.
•Net income of $293 million, implying a net income margin3 of 12.8%. GAAP diluted earnings per share of $4.02, and adjusted EPS3 of $4.66, including approximately $0.13 of one-time costs related to acquisitions.
•Adjusted EBITDA3 of $999 million, implying an adjusted EBITDA margin3 of 43.7%, which includes approximately $13 million of one-time costs related to recent acquisition activity.
•$1.934 billion of net cash from operating activities year-to-date; free cash flow4 of $1.162 billion, including gross rental capital spending of $1.208 billion.
•Net leverage ratio of 2.5x, with total liquidity5 of $2.826 billion, at June 30, 2021.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “We were pleased with our second quarter results, which were in line with our expectations and reflected a continued recovery across our construction and industrial markets. I continue to be proud of the job our team does every day to safely support our customers as their activity levels rebound.”

Flannery continued, “Looking forward, we remain encouraged by the gains we’ve seen in end-market indicators, including our customers’ sentiment and project visibility. We are raising our guidance to reflect the expected contribution from our recently completed acquisitions, as well as accelerated momentum in our underlying business. Combined, we believe this positions us well to deliver strong growth and returns in the second half of the year.”
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1.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
2.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. See the table below for more information.
3.Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures. Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Free cash flow is a non-GAAP measure. See the table below for a reconciliation to the most comparable GAAP measure.
5.Reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

Updated 2021 Outlook
The company has updated its 2021 outlook as shown below, in large part to reflect the expected contribution from the May 2021 acquisition of General Finance Corporation (“General Finance”).

	Prior Outlook	Current Outlook
Total revenue	$9.05 billion to $9.45 billion	$9.45 billion to $9.75 billion
Adjusted EBITDA[6]	$4.1 billion to $4.3 billion	$4.225 billion to $4.375 billion
Net rental capital expenditures after gross purchases	$1.25 billion to $1.45 billion, after gross purchases of $2.2 billion to $2.4 billion	$1.5 billion to $1.7 billion, after gross purchases of $2.5 billion to $2.7 billion
Net cash provided by operating activities	$3.1 billion to $3.5 billion	$3.25 billion to $3.65 billion
Free cash flow (excluding the impact of merger and restructuring related payments)	$1.7 billion to $1.9 billion	$1.6 billion to $1.8 billion
Summary of Second Quarter 2021 Financial Results
•Rental revenue for the quarter was $1.951 billion, reflecting an increase of 18.8% year-over-year. The increase reflects, in part, the pronounced impact of COVID-19 in the second quarter of 2020. Fleet productivity increased 17.8% year-over-year, primarily as a result of better fleet absorption.
•Used equipment sales in the quarter increased 10.2% year-over-year, reflecting a strong used equipment market. These sales generated $194 million of proceeds at a GAAP gross margin of 43.3% and an adjusted gross margin7 of 47.9%; this compares with $176 million at a GAAP gross margin of 40.3% and an adjusted gross margin of 46.0% for the same period last year. The gross margin increases were primarily due to stronger pricing, which rose sequentially for the third consecutive quarter. Used equipment proceeds in the quarter were 59% of original equipment cost ("OEC"), compared to 54% in the year-ago period.
•Net income for the quarter increased 38.2% year-over-year to $293 million, while net income margin increased 190 basis points to 12.8%, primarily reflecting improved rental gross margin, decreased non-rental depreciation and amortization, and a $30 million (23%) reduction in net interest expense due to decreases in both average debt and the average cost of debt. The impact of these items was partially offset by higher selling, general and administrative ("SG&A") and income tax expenses. Income tax expense increased $45 million, or 115%, and the effective income tax rate increased by 680 basis points, primarily reflecting the release in 2020 of a valuation allowance on foreign tax credits.
•Adjusted EBITDA for the quarter increased 11.1% year-over-year to $999 million, while adjusted EBITDA margin decreased 270 basis points to 43.7%. The decrease in adjusted EBITDA margin included a 240 basis point reduction in rental margin (excluding depreciation), largely reflecting a higher bonus accrual and increased delivery expense. Adjusted EBITDA margin was also impacted by $13 million in one-time costs in the quarter related to recent acquisitions, of which $8 million was included in SG&A expense. SG&A expense also included increased bonus expense.
•General rentals segment had a 16.8% year-over-year increase in rental revenue to $1.466 billion for the quarter. Rental gross margin increased by 250 basis points to 35.9%, primarily due to a reduction in depreciation expense as a percentage of revenue, partially offset by a higher bonus accrual and increases in certain operating expenses, including delivery costs, as a percentage of revenue.
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6.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
7.Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold, as explained further in the tables below.

•Specialty rentals segment (formerly "Trench, Power and Fluid Solutions") rental revenue increased 25.3% year-over-year to $485 million for the quarter, including $24 million from the recent acquisition of General Finance. Rental gross margin decreased by 40 basis points to 46.4%, due primarily to the expected dilutive impact of the General Finance acquisition.
•Cash flow from operating activities increased 32.4% year-over-year to $1.934 billion for the first six months of 2021, and free cash flow, including aggregated merger and restructuring payments, decreased 18.3% to $1.162 billion. The decrease in free cash flow was mainly due to increased net rental capital expenditures, partially offset by higher net cash from operating activities. Net rental capital expenditures increased $778 million.
•Capital management. The company's net leverage ratio was 2.5x at June 30, 2021, as compared to 2.4x at December 31, 2020. Year-to-date, net debt increased by $344 million, primarily reflecting the use of cash and borrowings under the ABL facility to fund the acquisition of General Finance, offset in part by cash generated from operations.
•Total liquidity was $2.826 billion as of June 30, 2021, including $336 million of cash and cash equivalents, a decrease of $247 million from December 31, 2020.
•Return on invested capital (ROIC)8 was 9.2% for the 12 months ended June 30, 2021, compared with 8.9% for the 12 months ended March 31, 2021 and 9.6% for the 12 months ended June 30, 2020. The year-over-year decrease was primarily due to a decline in after-tax operating income, offset in part by a reduction in invested capital, primarily from lower average debt. ROIC exceeded the company’s current weighted average cost of capital of approximately 8.0%.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, July 29, 2021, at 11:00 a.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3618). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 8277784.

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8.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization and asset impairment charge. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,275 rental locations in North America, 11 in Europe, 28 in Australia and 18 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 19,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,200 classes of equipment for rent with a total original cost of $15.06 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the cyclical nature of our business, which is highly sensitive to North American construction and industrial activities; if construction or industrial activity decline, our revenues and, because many of our costs are fixed, our profitability may be adversely affected; (2) uncertainty regarding emerging variant strains of the coronavirus (COVID-19), and regarding the length of time it will take for the COVID-19 pandemic to subside, including the time it will take for vaccines to be broadly distributed and accepted in the United States and the rest of the world, and the effectiveness of such vaccines in slowing or stopping the spread of COVID-19 and mitigating the economic effects of the pandemic; (3) the impact of the COVID-19 pandemic on global economic conditions, including the impact of the various measures that have been implemented to protect public health, many of which reduced, and could in the future again reduce, demand for equipment rentals; (4) the impact of global economic conditions (including potential trade wars) and public health crises and epidemics, such as COVID-19, on us, our customers and our suppliers, in the United States and the rest of the world; (5) rates we charge and time utilization we achieve being less than anticipated (including as a result of COVID-19); (6) excess fleet in the equipment rental industry, including as a result of reduced demand for fleet due to the impacts of COVID-19 on our customers; (7) inability to benefit from government spending, including spending associated with infrastructure projects; (8) trends in oil and natural gas could adversely affect the demand for our services and products; (9) competition from existing and new competitors; (10) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (11) the inability to refinance our indebtedness on terms that are favorable to us (including as a result of volatility and uncertainty in capital markets due to COVID-19), or at all; (12) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (13) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (14) restrictive covenants and amount of borrowings permitted in our debt instruments, which can limit our financial and operational flexibility; (15) inability to access the capital that our businesses or growth plans may require (including as a result of uncertainty in capital or other financial markets due to COVID-19); (16) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities or involve other unexpected costs, may strain our management capabilities or may be difficult to integrate; (17) the incurrence of impairment charges; (18) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated (for example, due to COVID-19); (19) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (20) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (21) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics (including COVID-19); (22) costs we incur being more than anticipated and the inability to realize expected savings in the amounts or time frames planned; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties or other factors; (24) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (27) risks related to climate change and climate change regulation; (28) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (29) shortfalls in our insurance coverage; (30) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (31) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (32) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk, and tariffs; (33) the outcome or other potential consequences of regulatory matters and commercial litigation; (34) labor disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations or operations generally; and (35) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2020, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Equipment rentals	$1,951	$1,642	$3,618	$3,425
Sales of rental equipment	194	176	461	384
Sales of new equipment	57	53	106	115
Contractor supplies sales	27	23	51	48
Service and other revenues	58	45	108	92
Total revenues	2,287	1,939	4,344	4,064
Cost of revenues:
Cost of equipment rentals, excluding depreciation	815	647	1,530	1,394
Depreciation of rental equipment	385	395	760	821
Cost of rental equipment sales	110	105	274	230
Cost of new equipment sales	48	46	90	100
Cost of contractor supplies sales	19	16	36	34
Cost of service and other revenues	35	29	65	57
Total cost of revenues	1,412	1,238	2,755	2,636
Gross profit	875	701	1,589	1,428
Selling, general and administrative expenses	301	222	551	489
Merger related costs	3	—	3	—
Restructuring charge	—	3	1	5
Non-rental depreciation and amortization	90	95	181	195
Operating income	481	381	853	739
Interest expense, net	100	130	199	266
Other expense (income), net	4	—	2	(4)
Income before provision for income taxes	377	251	652	477
Provision for income taxes	84	39	156	92
Net income	$293	$212	$496	$385
Diluted earnings per share	$4.02	$2.93	$6.82	$5.25

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$336	$202
Accounts receivable, net	1,400	1,315
Inventory	174	125
Prepaid expenses and other assets	244	375
Total current assets	2,154	2,017
Rental equipment, net	9,620	8,705
Property and equipment, net	623	604
Goodwill	5,845	5,168
Other intangible assets, net	576	648
Operating lease right-of-use assets	781	688
Other long-term assets	42	38
Total assets	$19,641	$17,868
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$852	$704
Accounts payable	897	466
Accrued expenses and other liabilities	795	720
Total current liabilities	2,544	1,890
Long-term debt	9,308	8,978
Deferred taxes	1,911	1,768
Operating lease liabilities	630	549
Other long-term liabilities	154	138
Total liabilities	14,547	13,323
Common stock	1	1
Additional paid-in capital	2,506	2,482
Retained earnings	6,661	6,165
Treasury stock	(3,957)	(3,957)
Accumulated other comprehensive loss	(117)	(146)
Total stockholders’ equity	5,094	4,545
Total liabilities and stockholders’ equity	$19,641	$17,868

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Cash Flows From Operating Activities:
Net income	$293	$212	$496	$385
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	475	490	941	1,016
Amortization of deferred financing costs and original issue discounts	3	3	6	7
Gain on sales of rental equipment	(84)	(71)	(187)	(154)
Gain on sales of non-rental equipment	(3)	(2)	(4)	(3)
Insurance proceeds from damaged equipment	(7)	(7)	(14)	(13)
Stock compensation expense, net	35	15	56	28
Merger related costs	3	—	3	—
Restructuring charge	—	3	1	5
Increase (decrease) in deferred taxes	70	(63)	73	(62)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(81)	192	(18)	297
(Increase) decrease in inventory	(9)	7	2	12
Decrease (increase) in prepaid expenses and other assets	187	28	210	(2)
Increase (decrease) in accounts payable	289	(168)	385	(135)
Increase (decrease) in accrued expenses and other liabilities	5	178	(16)	80
Net cash provided by operating activities	1,176	817	1,934	1,461
Cash Flows From Investing Activities:
Purchases of rental equipment	(913)	(145)	(1,208)	(353)
Purchases of non-rental equipment	(34)	(49)	(53)	(102)
Proceeds from sales of rental equipment	194	176	461	384
Proceeds from sales of non-rental equipment	7	11	14	20
Insurance proceeds from damaged equipment	7	7	14	13
Purchases of other companies, net of cash acquired	(1,434)	(2)	(1,435)	(2)
Purchases of investments	(1)	—	(1)	(1)
Net cash used in investing activities	(2,174)	(2)	(2,208)	(41)
Cash Flows From Financing Activities:
Proceeds from debt	2,677	1,103	3,768	3,620
Payments of debt	(1,628)	(2,305)	(3,338)	(4,680)
Payments of financing costs	—	(1)	—	(10)
Proceeds from the exercise of common stock options	—	—	—	1
Common stock repurchased (1)	(2)	—	(32)	(276)
Net cash provided by (used in) financing activities	1,047	(1,203)	398	(1,345)
Effect of foreign exchange rates	9	2	10	—
Net increase (decrease) in cash and cash equivalents	58	(386)	134	75
Cash and cash equivalents at beginning of period	278	513	202	52
Cash and cash equivalents at end of period	$336	$127	$336	$127
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$102	$18	$108	$21
Cash paid for interest	28	85	195	259
(1)We have a $500 million share repurchase program that commenced in the first quarter of 2020 and was intended to run for 12 months. We have decided to pause repurchases under the program due to the COVID-19 pandemic. At this time, we are unable to estimate if, or when, the program will be restarted, and repurchases under the program could resume at any time. The common stock repurchases include i) shares repurchased pursuant to our share repurchase program and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended June 30, 2021	0.2%	(1.5)%	17.8%	2.3%	18.8%
Six Months Ended June 30, 2021	(2.8)%	(1.5)%	8.2%	1.7%	5.6%
Please refer to our Second Quarter 2021 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix. The positive fleet productivity above includes the impact of COVID-19, which resulted in rental volume declines in response to shelter-in-place orders and other market restrictions. The rental volume declines were more pronounced in 2020.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	Change	2021	2020	Change
General Rentals
Reportable segment equipment rentals revenue	$1,466	$1,255	16.8%	$2,739	$2,649	3.4%
Reportable segment equipment rentals gross profit	526	419	25.5%	937	867	8.1%
Reportable segment equipment rentals gross margin	35.9%	33.4%	250 bps	34.2%	32.7%	150 bps
Specialty
Reportable segment equipment rentals revenue	$485	$387	25.3%	$879	$776	13.3%
Reportable segment equipment rentals gross profit	225	181	24.3%	391	343	14.0%
Reportable segment equipment rentals gross margin	46.4%	46.8%	(40) bps	44.5%	44.2%	30 bps
Total United Rentals
Total equipment rentals revenue	$1,951	$1,642	18.8%	$3,618	$3,425	5.6%
Total equipment rentals gross profit	751	600	25.2%	1,328	1,210	9.8%
Total equipment rentals gross margin	38.5%	36.5%	200 bps	36.7%	35.3%	140 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Numerator:
Net income available to common stockholders	$293	$212	$496	$385
Denominator:
Denominator for basic earnings per share—weighted-average common shares	72.5	72.2	72.4	73.1
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.2	0.1	0.3	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	72.7	72.3	72.7	73.3
Diluted earnings per share	$4.02	$2.93	$6.82	$5.25

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge and asset impairment charge. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Earnings per share - GAAP, as-reported	$4.02	$2.93	$6.82	$5.25
After-tax impact of:
Merger related costs (2)	0.03	—	0.03	—
Merger related intangible asset amortization (3)	0.48	0.59	0.97	1.15
Impact on depreciation related to acquired fleet and property and equipment (4)	0.01	0.02	0.03	0.06
Impact of the fair value mark-up of acquired fleet (5)	0.08	0.10	0.20	0.23
Restructuring charge (6)	—	0.04	0.01	0.06
Asset impairment charge (7)	0.04	—	0.04	0.27
Earnings per share - adjusted	$4.66	$3.68	$8.10	$7.02
Tax rate applied to above adjustments (1)	25.4%	25.2%	25.3%	25.2%
(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(3)Reflects the amortization of the intangible assets acquired in the major acquisitions.
(4)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $351 million under our restructuring programs.
(7)Reflects write-offs of leasehold improvements and other fixed assets. The 2020 charges primarily reflect the discontinuation of certain equipment programs, and were not related to COVID-19.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income	$293	$212	$496	$385
Provision for income taxes	84	39	156	92
Interest expense, net	100	130	199	266
Depreciation of rental equipment	385	395	760	821
Non-rental depreciation and amortization	90	95	181	195
EBITDA	$952	$871	$1,792	$1,759
Merger related costs (1)	3	—	3	—
Restructuring charge (2)	—	3	1	5
Stock compensation expense, net (3)	35	15	56	28
Impact of the fair value mark-up of acquired fleet (4)	9	10	20	22
Adjusted EBITDA	$999	$899	$1,872	$1,814
Net income margin	12.8%	10.9%	11.4%	9.5%
Adjusted EBITDA margin	43.7%	46.4%	43.1%	44.6%
(1)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $351 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$1,176	$817	$1,934	$1,461
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(3)	(6)	(7)
Gain on sales of rental equipment	84	71	187	154
Gain on sales of non-rental equipment	3	2	4	3
Insurance proceeds from damaged equipment	7	7	14	13
Merger related costs (1)	(3)	—	(3)	—
Restructuring charge (2)	—	(3)	(1)	(5)
Stock compensation expense, net (3)	(35)	(15)	(56)	(28)
Changes in assets and liabilities	(407)	(108)	(584)	(112)
Cash paid for interest	28	85	195	259
Cash paid for income taxes, net	102	18	108	21
EBITDA	$952	$871	$1,792	$1,759
Add back:
Merger related costs (1)	3	—	3	—
Restructuring charge (2)	—	3	1	5
Stock compensation expense, net (3)	35	15	56	28
Impact of the fair value mark-up of acquired fleet (4)	9	10	20	22
Adjusted EBITDA	$999	$899	$1,872	$1,814
(1)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $351 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$1,176	$817	$1,934	$1,461
Purchases of rental equipment	(913)	(145)	(1,208)	(353)
Purchases of non-rental equipment	(34)	(49)	(53)	(102)
Proceeds from sales of rental equipment	194	176	461	384
Proceeds from sales of non-rental equipment	7	11	14	20
Insurance proceeds from damaged equipment	7	7	14	13
Free cash flow (1)	$437	$817	$1,162	$1,423
(1)Free cash flow included aggregate merger and restructuring related payments of $6 million and $3 million for the three months ended June 30, 2021 and 2020, respectively, and $9 million and $5 million for the six months ended June 30, 2021 and 2020, respectively.
The table below provides a reconciliation between 2021 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$3,250- $3,650
Purchases of rental equipment	$(2,500)-$(2,700)
Proceeds from sales of rental equipment	$950-$1,050
Purchases of non-rental equipment, net of proceeds from sales and insurance proceeds from damaged equipment	$(100)-$(200)
Free cash flow (excluding the impact of merger and restructuring related payments)	$1,600- $1,800